EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-40195, 333-40197, 333-40199, 333-106405, and 333-106406 of Friendly Ice Cream Corporation of our reports dated February 21, 2007 with respect to the consolidated financial statements and schedule of Friendly Ice Cream Corporation, Friendly Ice Cream Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Friendly Ice Cream Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 5, 2007